Exhibit 4.6

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock, par value $0.001 per share (the “Common Stock”), of VIP Play, Inc. (the “Company,” “we,” “us” or “our”) summarizes the material terms of the Common Stock. The Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. This description is a summary and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), our Amended and Restated Bylaws, as amended (the “Bylaws”), and applicable provisions of the Nevada Revised Statutes (“NRS”).

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares, of which 475,000,000 shares are Common Stock, par value $0.001 per share, and 25,000,000 shares are preferred stock, par value $0.001 per share. Our Board of Directors is authorized, subject to the Articles of Incorporation and applicable law, to issue shares of preferred stock in one or more series and to establish the voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other rights of each series.

Voting Rights

Except as otherwise required by the NRS or provided in the Articles of Incorporation, including any certificate of designation relating to an outstanding series of preferred stock, each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors. If a quorum is present, directors are elected by a plurality of the votes cast. Except where a different vote is required by the Articles of Incorporation, the Bylaws, the NRS or other applicable law, action on matters other than the election of directors is approved if the votes cast in favor of the action exceed the votes cast in opposition.

Dividends

Subject to the rights of holders of any outstanding preferred stock and to applicable law, holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared by our Board of Directors out of assets legally available therefor.

Liquidation Rights

Upon our liquidation, dissolution or winding up, after payment or provision for payment of our debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock, the holders of Common Stock are entitled to share ratably in the remaining assets available for distribution to stockholders. A merger, conversion, exchange or consolidation of the Company with or into another entity, or a transfer of all or any part of our assets followed by a distribution of the proceeds to stockholders, is not deemed to be a liquidation under the Articles of Incorporation.

No Conversion, Redemption or Preemptive Rights

Holders of Common Stock have no conversion, redemption or preemptive rights under the Articles of Incorporation.

Preferred Stock; Series B Convertible Preferred Stock

Our Articles of Incorporation authorize our Board of Directors to issue preferred stock in one or more series and, subject to the Articles of Incorporation and applicable law, to determine the rights and preferences of those series. The issuance of preferred stock could adversely affect the voting power and other rights of holders of Common Stock.

The Company has designated Series B Convertible Preferred Stock (“Series B Preferred Stock”). The Series B Preferred Stock has voting and conversion rights that affect holders of Common Stock. Subject to the terms of the Series B Certificate of Designation, holders of Series B Preferred Stock generally vote together with holders of Common Stock as a single class on matters submitted to stockholders, with the voting power of the Series B Preferred Stock based on the number of shares of Common Stock into which the Series B Preferred Stock is convertible, subject to the voting limitations contained in the Series B Certificate of Designation. With respect to the election of directors, the holders of a majority of the outstanding Series B Preferred Stock have the right to elect a majority of the members of the Board of Directors, and holders of Common Stock are entitled to elect only a minority of the members of the Board. The Series B Preferred Stock also contains certain protective provisions requiring approval of the holders of Series B Preferred Stock for specified corporate actions. The Series B Preferred Stock is convertible into Common Stock at a conversion ratio of 100 shares of Common Stock for each share of Series B Preferred Stock, and has a liquidation preference senior to the Common Stock. Accordingly, the rights of holders of Series B Preferred Stock may affect the voting power, liquidation rights and other interests of holders of Common Stock.

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Stockholder Meetings; Written Consent

Special meetings of stockholders may be called only by our Board of Directors, the Chairman of the Board or the Chief Executive Officer. Our Bylaws permit stockholders to take action without a meeting by written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted, subject to the notice and timing procedures set forth in the Bylaws and applicable law.

Board of Directors; Removal and Vacancies

Our Board of Directors consists of not fewer than one nor more than thirteen directors, with the number within that range fixed from time to time by the Board. The Board is not classified. Subject to the rights of holders of any outstanding preferred stock, vacancies and newly created directorships may be filled by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. Subject to the rights of holders of preferred stock and the NRS, a director may be removed with or without cause by holders of not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote generally in the election of directors.

Advance Notice Provisions

Our Bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors or to bring other business before an annual or special meeting of stockholders. These provisions require that specified information concerning the proposing stockholder, any beneficial owner on whose behalf a nomination or proposal is made, and the proposed nominee or business be provided within the time periods specified in the Bylaws.

Restrictions Relating to Gaming Laws

Our Articles of Incorporation contain provisions intended to enable the Company and its affiliates to comply with gaming laws and the requirements of gaming authorities. Among other things, if a holder or beneficial owner of our capital stock is determined to be an “Unsuitable Person,” as defined in the Articles of Incorporation, the Company may require that person to dispose of or transfer its shares, may purchase or cause the purchase of such shares in the circumstances and on the terms specified in the Articles of Incorporation, and may restrict or suspend certain rights associated with those shares. Transfers of capital stock are subject to these provisions and may also be subject to applicable gaming-law requirements. These provisions could restrict the ability of a holder to own or transfer Common Stock and could affect the rights otherwise associated with the Common Stock.

Transfer of Shares

Shares of Common Stock may be certificated or uncertificated as determined in accordance with the Bylaws. No transfer of stock is valid against the Company for any purpose until the transfer has been entered in the Company’s stock records.

Potential Anti-Takeover Effects

Certain provisions of the Articles of Incorporation and Bylaws may have the effect of delaying, deferring or discouraging a change in control of the Company or changes in our management. These provisions include the authority of the Board of Directors to issue preferred stock with rights and preferences established by the Board, restrictions on who may call special meetings of stockholders, advance notice requirements for stockholder nominations and other business, the two-thirds voting requirement for removal of directors, the Board’s authority to fill vacancies and newly created directorships, the rights of the Series B Preferred Stock, and the provisions relating to compliance with gaming laws.

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